SPIRIT
REALTY CAPITAL

October 14, 2015

Phil Joseph
211 S. Franklin St.
Denver, CO 80209

Dear Phil,

You previously entered into an employment agreement dated March 25, 2015 (the "Employment Agreement") between you and Spirit Realty Capital, Inc. a Maryland Corporation (the "Company"). This letter is intended to make the following clarifying changes to certain provisions of the Employment Agreement.

Notwithstanding anything to the contrary in the Employment Agreement, payment of the Prior Year Bonus (as defined in the Employment Agreement) on or after a date of termination pursuant to Sections 7(a) and 7(b) of the Employment Agreement shall be made by the Company in a single lump sum payment on the date on which annual bonuses are paid to the Company's senior executives generally for the applicable calendar year but no later than March 15 of the calendar year following the calendar year in which the date of termination occurs. Additionally, notwithstanding anything to the contrary in the Employment Agreement, on or after a termination of your employment by you for Good Reason (as defined in the Employment Agreement) or other than for Cause (as defined in the Employment Agreement), you shall be entitled to a payment of the Prior Year Bonus, payable in a single lump sum on the First Payroll Date (as defined in the Employment Agreement) in addition to the payments listed in Section 7(d) of the Employment Agreement.

Subject to the modifications described above, the Employment Agreement shall remain in full force and effect.

Sincerely,

By: [signature]

Name: Thomas H. Nolan Jr

Title: CEO

ACCEPTED:

[signature]

Phillip D. Joseph, Jr.

10/14/15
Date